Exhibit 10.47

POST HOLDINGS, INC.
EXECUTIVE SEVERANCE PLAN
As Amended and Restated Effective November 16, 2021
ARTICLE I - ELIGIBILITY REQUIREMENTS
A.Overview. This Plan Document, as amended and restated herein effective November 16, 2021, sets forth the Post Holdings, Inc. Executive Severance Plan, as amended and restated (the “Plan”) which provides severance pay and related benefits to certain eligible employees employed by Post Holdings, Inc. or its subsidiaries and affiliates (the “Company” or “Employer”). The Plan is hereby amended and restated in its entirety, and this document shall supersede and replace the Plan as it existed prior to the date hereof in its entirety.
B.General Eligibility. In addition to the applicable requirements set forth in Article II, to be eligible for the benefits provided under this Plan:
1.The Corporate Governance and Compensation Committee of the Board of Directors of Post Holdings, Inc. (“Committee”), in its sole and absolute discretion, must designate you by resolution as an Employee eligible for this Plan (collectively the “Employees”). Employees who have been so designated are listed on Schedule A, as amended from time to time. Any references to “you” and “your” herein shall refer to Employees. Once you are so designated as an Employee under this Plan, such designation shall not be changed or terminated solely on account of a change in your title or other change in management;
2.You must return Company property that is in your possession, custody or control within ten (10) days of the date of your Termination of Employment. This “property” includes, but is not limited to, all materials, documents, plans, records or papers or any copies of such documents which in any way relate to the Company’s affairs. This property further includes all tools, vehicles, credit cards, laptop computers, personal digital devices/cell phones, guideline manuals, money owed due to Company-sponsored credit cards, and any money due to the Company;
3.You must have executed a Severance and Release Agreement in the form required by Post Holdings, Inc. that includes, among other things, a full and general release of claims in favor of the Employer and its affiliates, a confidentiality provision and a cooperation provision, and which may include, at the sole discretion of Post Holdings, Inc., a non-competition and non-solicitation provision, and you must not revoke this agreement; and
4.You must cooperate in the efficient and orderly transfer of your duties and responsibilities to other employees, including transitioning records in your possession under any applicable Company Records Management Policy.
If you do not meet all of the foregoing eligibility criteria, plus any applicable requirements set forth in the Plan, you will not be entitled to Severance Benefits under this Plan.

If the Plan Administrator determines that you are engaging in any conduct that violates the terms of this Plan or any agreement with the Employer, the Plan Administrator may, in its discretion, terminate any Severance Benefits provided under Article II.A. that you are eligible to receive under the Plan and may initiate proceedings to recover any benefits or payments you have received.
The Plan Administrator reserves the right to withhold any money from your Severance Payment (as defined in Article II.A.2(a) and (b)) or Pro Rata Bonus Payment (as defined in Article II.A.2(a) and (c)) that you owe your Employer, but only to the extent any such deduction would not result in adverse tax consequences under Section 409A of the Code.
Examples of Circumstances in which no Severance Pay and Benefits will be payable under this Plan
You will not be eligible for participation in this Plan, if, among other reasons, you:
•leave the employment of the Employer voluntarily, including your retirement, except to the extent specifically provided for in Article II.A.1(b) or Article II.B and the definition of “Qualifying Termination” and “CIC Involuntary Termination”;
•terminate employment due to accident, illness, short or long-term disability or death;
•receive an intercompany transfer to a position with Post Holdings, Inc. or one of its subsidiaries or affiliates (though such transfer may give rise to Good Reason with respect to the benefits described in Article II.A or to a CIC Involuntary Termination with respect to the benefits described in Article II.B);
•are temporarily laid off or receive a military leave of absence;
•refuse to accept an offer from the Employer for a position of comparable responsibilities or salary with the Employer at the time of your Termination of Employment and such position is within 50 miles from your current work location, except to the extent provided for in Article II of the Plan and constituting a Good Reason termination or CIC Involuntary Termination, as applicable; or
•terminate employment or are terminated in connection with a Business Change (as determined by the Plan Administrator), except to the extent provided for in Article II.B.3 of the Plan and constituting a Qualifying Termination after such Business Change, but only with respect to those Employees listed on Schedule C as amended from time to time.

ARTICLE II - SEVERANCE BENEFITS PROVIDED UNDER THE PLAN
If you meet the eligibility requirements and become a participant in the Plan, you will be entitled to receive the following Severance Benefits:

A.Severance for Termination Before a Change in Control.
1.Eligibility. You must meet the following eligibility criteria, and all other applicable eligibility and other requirements under the Plan, in order to be eligible for any payment or benefits under Article II.A.1, 2, 3, 4, 5, or 6 hereunder.
(a)You otherwise must not be covered by a written employment agreement (unless such agreement specifically provides for severance benefits to be paid under this Plan);
(b)The Plan Administrator must determine in writing, and in its sole discretion, that the termination of your employment with the Employer was an involuntary termination of employment by the Company without Cause or a termination of employment by you on account of Good Reason, and otherwise under circumstances that qualify for eligibility for benefits under this Plan. The fact that you are receiving this document does not necessarily mean that you are eligible to receive a benefit; you must also have received a notification letter provided for herein;
(c)Your employment must not be terminated for Cause, inadequate or unsatisfactory performance, misconduct (including mismanagement of a position of employment by action or inaction, neglect that jeopardizes the life or property of another, intentional wrongdoing or malfeasance, intentional violation of a law, or violation of a policy or rule adopted to ensure the orderly work and the safety of employees);
(d)You must receive a notification letter or memorandum from the Plan Administrator or its designee, at the time of your Termination of Employment, stating that you are eligible to receive a benefit under this Plan;
(e)You must be actively employed with the Employer on the designated date of Termination of Employment. If you are notified in advance of the designated date of your Termination of Employment, you must not voluntarily terminate your employment prior to the designated date of Termination of Employment. For example, assume your Employer notifies you on September 1 that your employment will be terminated November 1. If you choose to quit your position with the Employer at any time prior to November 1, you are not eligible for benefits under this Plan; and
(f)You must not have received, or be eligible for, severance benefits under any other plan, program, policy, arrangement or agreement, any payment or other benefit from the Company of equal or greater value than the Severance Benefits provided under this Article II.A that is expressly intended to provide benefits in lieu of severance pay (excluding cash and equity-based bonus awards or programs);

Notwithstanding any provisions in this Plan, all pay and benefits under this Article II.A will cease upon your date of rehire with the Employer.
2.Cash Payments.
(a)Subject to the complete terms of this Article II.A and all other terms of this Plan, if you become eligible to receive Severance Benefits pursuant to this Article II.A, and your Termination Date otherwise occurs before a Change in Control or a Business Change, you will receive cash payments equal to:

Severance Payment (as further described in Article II.A.2(b))	Two times your then current annual Base Pay, plus an amount equal to two times your then current target annual bonus amount, plus twenty thousand dollars ($20,000.00).
Pro Rata Bonus Payment (as further described in Article II.A.2(c))	Prorated portion of applicable annual bonus program target award based on number of full weeks worked during the fiscal year as of your Termination Date, provided performance goals are achieved.
The Severance Payment and Pro Rata Bonus Payment as set forth above shall each be paid in lump sum payments at the times designated in Article II.A.2(b) or (c), as applicable.
(b)Severance Payment — Additional Terms. The terms of this Article II.A.2(b) apply to the Severance Payment outlined in the table above and do not provide for an additional benefit.
1)All Severance Payments will be subject to deductions for Federal, state and local taxes and all other legally required or otherwise authorized deductions. The Company makes no guarantees or warranties regarding the tax consequences of any payment. The Severance Payment will be in addition to any regular salary earned through your last date of employment and in addition to pay for any earned, but unused vacation which has not been taken, as determined in accordance with normal Employer policies.
2)Severance Payments are not considered “benefit earnings” for purposes of any Company benefit plan, except to the extent required under the terms of any such plan or applicable law.

3)All Severance Payments under this section and any amount otherwise due to you from the Employer under this Plan must be paid to you following: (1) your Termination Date; and (2) the expiration of fifteen days after the execution and return of the Severance and Release Agreement (as applicable) without you having revoked the Agreement. Any Severance Payment shall be made by March 15 following the calendar year in which the Termination Date occurred.
4)You will not be penalized in any way for using the full, allotted period to review the Severance and Release Agreement. Thus, once your Severance and Release Agreement becomes irrevocable, any benefits you would have been entitled to receive as part of this Plan will be reinstated retroactively to the Termination Date.
5)In the event you become reemployed by the Company during the two-year period that follows your Termination Date, you will be required to repay a prorated portion of the Severance Payment to the Company in a time and manner designated by the Company.
(c)Pro Rata Bonus Payment — Additional Terms. The terms of this Article II.A.2(c) apply to the Pro Rata Bonus Payment outlined in the table above and do not provide for an additional benefit.
1)If you are a participant in an annual bonus program of the Company, you will be eligible to receive a lump sum payment of any such applicable bonus program target award on a pro rata basis using as a numerator, the number of full weeks worked during the fiscal year as of your Termination Date and a denominator of 52, less statutory deductions, provided that any performance goals with respect to such bonus are achieved at target levels or above. The Pro Rata Bonus Payment award will be subject to the terms and conditions of the bonus program documents including any relevant performance criteria. Performance shall be assessed at the end of the bonus year by the Company.
2)Any Pro Rata Bonus Payment award will be payable at the same time that bonuses are paid to other employees under such program, but in no event later than March 15 following the end of the fiscal year to which the bonus relates, and shall be considered benefit earnings for purposes of the Company’s benefit plans only to the extent consistent with the terms of such benefit plans and applicable law.
3)If the Company determines, in its sole discretion, that application of Article II.A.2(c) would cause adverse tax consequences to you or the Company under Section 409A of the Code, as it may be amended from time to time, application of Article II.A.2(c) shall occur only to the extent permitted without any such adverse tax consequences, as determined by the Committee in its sole discretion.

3.Benefit Subsidy Payment.
(a)Upon Employee’s Termination Date, eligible Employees and any eligible covered dependents at the time of the Termination Date shall, upon proper application, be eligible for COBRA healthcare continuation coverage under the Company’s health, dental, vision and health flexible spending group health plans, to the extent provided under such plans and applicable law. To the extent Employee properly elects and becomes entitled to COBRA continuation coverage with respect to the Company’s health, dental and vision group health plans, Employee shall be responsible for a portion of the cost of COBRA continuation coverage based on the current cost sharing percentage for active employees under the plans and the Company shall pay the remaining portion for a period of 12 weeks (“Benefit Subsidy Period”) or until such time that Employee retains group health coverage under a subsequent employer plan, whichever is earlier, subject to certain other limits required by law. Following the end of the Benefit Subsidy Period, Employee shall be responsible for all costs associated with COBRA continuation coverage as provided for by the Company’s benefit plans and procedures. If the Employee and/or his or her covered dependents are not covered by medical, dental and/or vision benefits at the time of termination, the Benefit Subsidy as it relates to a specific benefit plan does not apply.
(b)The Benefit Subsidy Period may not exceed 12 weeks. The Company will increase or decrease the Employee’s portion of the plans’ cost during the Benefit Subsidy Period at the same time and on the same terms that such changes apply to then-current employees, and the Company need not continue to provide a benefit to an Employee if it has terminated that benefit with respect to active employees.
(c)With the exception of the benefits described in this Plan, all other Employer-provided benefits will cease on the date the Employee’s employment with the Employer terminates.
(d)Employee must notify the Plan Administrator in writing within seven days if Employee obtains other group health coverage under a subsequent employer plan during the Benefit Subsidy Period. If Employee fails to timely notify the Plan Administrator, the Company reserves the right to recover the Company-paid portion of the cost of coverage for periods beginning on the date Employee obtains the other group health insurance.
4.Outplacement Services.
(a)If you are eligible hereunder for the Severance Payment under Article II.A.2(a) and (b) above, the Employer will provide outplacement services to you, the terms and length of which shall be determined in the sole discretion of the Employer.

(b)Outplacement services may not be provided for a period in excess of two years from the Termination Date.

5.Committee to Vest Certain Time-Based Equity Awards.
(a)This Article II.A.5 applies if you are eligible hereunder for the Severance Payment under Article II.A.2(a) and (b) above and you have been granted an award of restricted stock units, stock appreciation rights, and/or options under the Post Holdings, Inc. 2012 Long-Term Incentive Plan, the Post Holdings, Inc. 2016 Long-Term Incentive Plan, the Post Holdings, Inc. 2019 Long-Term Incentive Plan, and/or any successor plans (collectively, the “Equity Plans”), wherein the vesting schedule for any such outstanding award is based upon the passage of time on other than a ratable basis, or is ratable in whole or part but where such vesting schedule does not provide for any vesting of such award on or before the first anniversary of the date of grant of the equity award.
(b)If at any point while you have an equity award described in Article II.A.5(a) that is not fully vested, you become eligible pursuant to Article II.A.1 of this Plan, the Committee agrees to ratably vest such equity award upon your Termination of Employment, as though the award had a vesting schedule that provided for vesting in equal annual installments on each of the first, second and third anniversaries of the date of grant of such equity award), but only to the extent that such anniversaries have occurred through the date of Termination of Employment. This Article II.A.5(b) shall not apply to the extent that, by its terms, the award is already vested at a greater percentage, or would vest at a greater percentage upon your Termination of Employment. In no event shall any such vesting exceed one hundred percent vesting by application of this provision. For the sake of clarity, the vesting date under application of this Article II.A.5(b) shall be the date of Termination of Employment. Application of this Article II.A.5(b) is illustrated in the following examples:
1)By way of example only, you have an equity award that by its terms has a five-year cliff vesting schedule (wherein the award would vest fully only after five years have passed), and you become eligible for benefits under this Plan after two full years since the date of grant have passed. Two-thirds (2/3) of the award shall be vested.
2)By way of example only, under its terms, your equity award does not begin to vest until five years after the date of grant have passed, at which time the award vests 20% on each of the sixth through tenth anniversaries of the date of grant. You become eligible for benefits under this Plan after three full years since the date of grant have passed. One hundred percent (100%) of the award shall be vested.

(c)To the extent that any portion of a stock option or stock appreciation right award becomes vested in accordance with the foregoing, such portion of such award shall become exercisable at the time of such vesting and remain exercisable for such period as provided in the event of an involuntary termination of employment under the applicable award agreement (or if no such period is specified in the event of an involuntary termination of employment under the applicable award agreement or Equity Plan, such vested portion of such an award shall remain exercisable for six months following such Termination of Employment, or until the expiration of the term of the award if sooner). Any portion of such stock option or stock appreciation right award that remains unvested and/or unexercised after application of the foregoing provisions shall be forfeited without further consideration or payment therefor and may not be exercised.
(d)To the extent that any portion of a restricted stock unit award becomes vested in accordance with the foregoing, such award shall be settled in the medium and manner set forth in the award on the date of such Termination of Employment or within sixty days thereafter (or, to the extent required under Section 409A of the Code, at such other time as may be provided under the terms of the award). Any portion of such restricted stock unit award that remains unvested after application of the foregoing provisions shall be forfeited without further consideration or payment therefor.
(e)If the Company determines, in its sole discretion, that application of Article II.A.5 would cause adverse tax consequences to you or the Company under Section 409A of the Code, as it may be amended from time to time, application of Article II.A.5 shall occur only to the extent permitted without any such adverse tax consequences, as determined by the Committee in its sole discretion.
6.Committee to Vest Certain Performance-Based Equity Awards.
(a)This Article II.A.6 applies if you are eligible hereunder for the Severance Payment under Article II.A.2(a) and (b) above and you have been granted an award of restricted stock units under the Equity Plans, wherein the vesting schedule for any such outstanding award is a “cliff vesting” schedule based upon the achievement of specified performance criteria over a performance period that extends over three years.
(b)If at any point while you have an equity award described in Article II.A.6(a) that is not fully vested, you become eligible pursuant to Article II.A.1 of this Plan, the Committee agrees to ratably vest such equity award upon your Termination of Employment, based upon target achievement of the performance criteria and pro-rated as provided below; provided, that to the extent required to avoid the imposition of a penalty under Section 409A of the Code, the vesting may be further reduced by the determination of actual achievement of the performance criteria as of such date of termination. This Article II.A.6(b) shall not apply to the extent that, by its terms, the award is already vested at a greater percentage, or would vest at a greater percentage upon your Termination of Employment. For the sake of clarity, the vesting date under application of this Article II.A.6(b) shall be the date of Termination of Employment. Pro-ration shall be as follows:

1)If the Termination of Employment occurs after the date of grant and on or before the first anniversary of the date of grant, one-third of the target award shall vest;
2)If the Termination of Employment occurs after the first anniversary of the date of grant and on or before the second anniversary of the date of grant, two-thirds of the target award shall vest;
3)If the Termination of Employment occurs after the second anniversary of the date of grant and before the original default vesting date of the award, the target award shall vest without any pro-ration.
(c)To the extent that any portion of a restricted stock unit award becomes vested in accordance with the foregoing, such award shall be settled in the medium and manner set forth in the award on the date of such Termination of Employment or within sixty days thereafter (or, to the extent required under Section 409A of the Code, at such other time as may be provided under the terms of the award). Any portion of such restricted stock unit award that remains unvested after application of the foregoing provisions shall be forfeited without further consideration or payment therefor.
(d)If the Company determines, in its sole discretion, that application of Article II.A.6 would cause adverse tax consequences to the Company under Section 409A of the Code, as it may be amended from time to time, application of Article II.A.6 shall occur to the extent permitted without any such adverse tax consequences, as determined by the Committee in its sole discretion.
B.Termination in the Context of a Change in Control for Certain Eligible Employees.
1.Eligibility and CIC Severance Amount. In the event that (a) you meet the eligibility requirements set forth in Article I and are not covered by a written employment agreement that provides for severance benefits in conjunction with a change in control of the Company (unless such agreement specifically provides for benefits to be paid under this Plan), (b) your name is listed on Schedule B at the time of a Change in Control, and (c) you remain in the employ of the Company until a Change in Control has occurred, then upon your Qualifying Termination within two years after that Change in Control, you will be entitled to the following severance payments and benefits (“CIC Severance Amount”), as applicable:

(a)Payment of a cash lump sum, within 60 days after your Qualifying Termination, equal to the present value as of the date of the Qualifying Termination of an income stream equal to your Base Compensation payable each month throughout the Payment Period. For purposes hereof, present value shall be calculated by application of the Discount Rate;
(b)Payment of a cash lump sum, within 60 days after your Qualifying Termination, equal to the actuarial value of your continued participation in each life, health, accident and disability plan in which you were entitled to participate immediately prior to the Change in Control, during the Payment Period, upon the same terms and conditions, including those with respect to spouses and dependents, applicable at such time;
(c)Payment, on a current and ongoing basis, of any actual costs and expenses of litigation incurred by you during your lifetime, including costs of investigation and reasonable attorneys’ fees, in the event you are a party to any legal action to enforce or recover damages for breach of this Plan, or to recover or recoup from you or your legal representative or beneficiary any amount paid under or pursuant to this Article II.B of the Plan, regardless of the outcome of such litigation, plus interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code; and
(d)Payment, on a current and ongoing basis (up to $20,000 in the aggregate) of costs or expenses incurred relating to or in the nature of outplacement assistance; provided that, such costs or expenses shall be limited to those incurred on or before the last day of the second taxable year following the year in which such Qualifying Termination occurred, and, to the extent paid as a reimbursement to you, payment of such costs and expenses shall be made no later than the third taxable year following the year in which such Qualifying Termination occurred. Such outplacement assistance includes, but is not limited to, office rental, travel for job interviews, and secretarial services.
Notwithstanding anything herein to the contrary, to the extent necessary to avoid the adverse tax consequences under Section 409A of the Code, the amount of expenses eligible for reimbursement, or in-kind benefits provided hereunder during a year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other year; the reimbursement of an eligible expense shall be made on or before the last day of the year following the year in which the expense was incurred; and the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

In the event your employment is involuntarily terminated (other than as a result of a termination for Just Cause) and you object to such termination orally or in writing and such termination occurs within 270 days prior to a Change in Control, you shall be treated as meeting the requirements for the CIC Severance Amount. Payment for this purpose shall be made or begin, as applicable, on the date of the Change in Control (or thereafter as specified) as though the date of the Change in Control were the date of a Qualifying Termination for purposes of determining the time of payment hereunder.
You may file with the Secretary or any Assistant Secretary of Post Holdings, Inc. a written designation of a beneficiary or contingent beneficiaries to receive the payments described in subparagraph (a) above in the event of your death following your Qualifying Termination but prior to payment by the Company. You may from time to time revoke or change any such designation of beneficiary and any designation of beneficiary pursuant to this Article II.B. shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Company shall be in doubt as to the right of any such beneficiary to receive such payments, it may determine to pay such amounts to your legal representative, in which case the Company shall not be under any further liability to anyone. In the event that such designated beneficiary or legal representative becomes a party to a legal action to enforce or to recover damages for breach of this Article II.B., or to recover or recoup from you or your estate, legal representative or beneficiary any amounts paid under or pursuant to this Article II.B.1, regardless of the outcome of such litigation, the Company shall pay their actual costs and expenses of such litigation incurred during such designated beneficiary’s or legal representative’s lifetime, including costs of investigation and reasonable attorneys’ fees, plus interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that the Company shall not be required to pay such costs and expenses in connection with litigation to determine the proper payee, among two or more claimants, of the payments described in subparagraph (a).
2.Payment Period. For purposes of this Article II, the Payment Period shall be determined by reference to Schedule B. The Plan Administrator shall determine, in its sole and absolute discretion, those individuals whose names shall be listed on Schedule B or Schedule C. Post Holdings, Inc. may amend Schedule B or Schedule C in any manner, including adding or deleting names on each such Schedule, as it may determine in its sole discretion; provided however, that no names may be so deleted: (a) from Schedule B after a Change in Control has occurred, nor (b) from Schedule C after an applicable Business Change has occurred. In the event that your name is not listed on Schedule B at the time of a Change in Control, you shall not be eligible for any CIC Severance Amount and otherwise shall not be eligible for any payments or benefits under Article II.B. of the Plan, except to the extent specifically provided in Article II.B.3. and Schedule C.
In the event that your name is listed on Schedule B, the Payment Period that applies to you for purposes of the foregoing shall be a period of years as specified on Schedule B commencing with the first day of the month following that in which a Qualifying Termination occurs within the two-year period immediately following a Change in Control.

No payments shall be made under this Article II.B. unless and until there has been a Change in Control of the Company, except to the extent as may be provided under Article II.B.3, to the extent you are eligible thereunder.
3.Business Change. In the event that, as determined by the Plan Administrator, (a) you meet the eligibility requirements set forth in Article I and are not covered by a written employment agreement that provides for severance benefits in conjunction with a Business Change (unless such agreement specifically provides for benefits to be paid under this Plan), (b) your name is listed on Schedule C at the time of a Business Change, (c) a Business Change occurs prior to a Change in Control, (d) you have not yet become eligible for any Severance Benefits or Severance Payments under this Plan and have not yet become eligible for benefits under an MCA, if any, and (e) you remain in the employ of the Company until a Business Change has occurred, then upon your Qualifying Termination (determined as though the Business Change were a Change in Control) within two years after that Business Change, you shall be eligible for the CIC Severance Amount in such amount, time, form and manner and subject to such terms and conditions under Article II.B. as though the Business Change were a Change in Control in Article II.B. and in the definition of CIC Involuntary Termination and based on the Payment Period set forth opposite your name on Schedule C. A Qualifying Termination will not be deemed to have occurred solely by reason of the Business Change; you must actually experience an involuntary termination of employment that meets the terms described in this Article II.B.3. For the sake of clarity, and notwithstanding anything to the contrary, to be eligible for payment of the CIC Severance Amount under this Article II.B.3, your name must appear on Schedule C (whether or not it is listed on Schedule B) at the time of the Business Change, and the Payment Period is as provided on Schedule C (rather than Schedule B).
4.No Duplication. Notwithstanding any provision to the contrary: (a) no benefits shall be paid to you under Article II.A. of this Plan to the extent that payments or other benefits have already become due and payable pursuant to the terms of Article II.B. of this Plan, if applicable, and (b) no benefits shall be paid to you under both Article II.B.1 and Article II.B.3. To the extent that benefits are paid to you or received by you under Article II.A.1-4 of this Plan and you later become eligible for benefits under Article II.B. of this Plan, the amount of your severance benefits under Article II.B. of this Plan shall be reduced by the benefits paid or received under Article II.A.1-4 of this Plan.
C.Management Continuity Agreement.
1.With the exception of benefits described in Article II.A.5 and 6 (if applicable), and notwithstanding any provision to the contrary, no benefits shall be paid to you under this Plan to the extent that payments or other benefits are due and payable to you pursuant to the terms of a management continuity agreement or similar agreement (“Management Continuity Agreement” or “MCA”) between you and the Company, if any.

2.Further, notwithstanding any provision to the contrary, no benefits shall be paid to you under Article II.B.1 of this Plan (and, in no event shall you be deemed to meet the eligibility requirements under Article II.B.1) in the event that you are a party to an MCA with the Company. For the sake of clarity, this Article II.C.2 shall not be construed as to prevent an otherwise eligible Employee from qualifying for benefits available in the event of a Business Change under Article II.B.3.
3.To the extent that benefits are paid to you or received by you under this Plan and you later become eligible for severance benefits under an MCA, the amount of your severance benefits under the MCA shall be reduced by the benefits paid or received under this Plan (with the exception of any benefits provided under Article II.A.5 and 6).
4.Notwithstanding anything herein to the contrary, any Severance Payments that become payable with respect to Employees scheduled on Schedule D to this Plan shall be paid in a cash lump sum on the date that is 270 days after the Termination Date.
5.For the avoidance of doubt, with respect to any person who participates in this Plan, a Change in Control under the MCA shall mean a Change in Control as defined thereunder that also qualifies as a change in control event for purpose of Section 409A of the Code.
ARTICLE III - GENERAL PROVISIONS GOVERNING PLAN
A.Minimum Benefit and WARN Notice Period. If your layoff is subject to the requirements of the Worker Adjustment and Retraining Notification Act (WARN), you will receive pay for a period of at least 60 calendar days from the date that you are first notified of your layoff. If your last date of work is before the end of the 60 calendar day period, you will receive any Severance Payments in the form of salary/benefit continuation (excluding short and long-term disability coverage) until the end of the WARN period. If you are still owed Severance Payments after this time, you will receive any remaining payment in a lump sum and additional benefits pursuant to the Benefit Subsidy, described herein. Layoffs subject to notice requirements under state laws similar to WARN are subject to similar treatment. Salary continuation under this provision shall constitute benefit earnings for purposes of the Company benefit plans.
B.Reductions to Severance Benefits.
1.The amount of Severance Payment you receive will be offset by the amount (if any) you receive pursuant to WARN period as provided for herein.

2.No reduction in Severance Benefits will result from the value of any additional vesting or extended exercisability of equity-based compensation provided by the Employer pursuant to any other agreement.
C.Excise Tax. If any payment by the Company or the receipt of any benefit from the Company (whether or not pursuant to this Plan) is an “excess parachute payment” as such term is described in Section 280G of the Code so as to result in the loss of a deduction to the Company under Code Section 280G or in the imposition of an excise tax on you under Code Section 4999, or any successor sections thereto (an “Excess Parachute Payment”), then you shall be paid either 1) the amounts and benefits due, or 2) the amounts and benefits due under this Plan as reduced so that the amount of all payments and benefits due that are “parachute payments” within the meaning of Code Section 280G (whether or not pursuant to this Plan) are equal to one-dollar ($1) less than the maximum amount allowed under the Code that would avoid the existence of an “Excess Parachute Payment,” whichever of the 1) or 2) amount results in the greater after-tax payment to you. Any amounts and benefits to be reduced pursuant to this Section shall be reduced first by any amounts not subject to Section 409A of the Code and then in the inverse order of when such amounts and benefits would have been made or provided to you until the reduction specified herein is achieved.
D.     Definitions.
1.“Base Compensation” shall consist of:
(a)Your monthly gross salary for the last full month preceding your Qualifying Termination or for the last full month preceding the Change in Control, whichever is greater. If you have elected to accelerate or defer salary (including your pre-tax contributions under the Post Holdings, Inc. Savings Investment Plan and under any benefit plan complying with Section 125 of the Code and deferrals pursuant to the Post Holdings, Inc. Executive Savings Investment Plan, and any successor plans thereto), your Base Compensation shall be calculated as if there had been no acceleration or deferral; plus
(b)One-twelfth of the greater of (a) the bonus to which you would be entitled in the fiscal year in which a Qualifying Termination occurred assuming all performance targets (personal and Company targets) were achieved at a level of 100%; or (b) your last annual bonus paid by the Company, whether paid or deferred, preceding the Executive’s Qualifying Termination or the Change in Control, whichever is greater.
2.“Base Pay” is your regular base salary rate for your last regularly scheduled pay period immediately preceding the date of your Termination from Employment, as determined by the Plan Administrator, in its sole discretion. Base Pay excludes overtime pay, bonuses, car allowance, commissions, fees, incentive allowances, equity compensation and employer-provided benefits and any other items determined by the Plan Administrator in its sole discretion.

3.“Board” means the board of directors of Post Holdings, Inc.
4.Termination for “Cause” means termination of your employment because, as determined by the Plan Administrator in its sole discretion, you engaged in fraud, gross misconduct, theft or other intentional misconduct with respect to the Company’s financial statements, results of operations or accounting records. For the sake of clarify, termination for “Just Cause” is defined separately in Article III.D.16.
5.“Business Change” means that, prior to any Change in Control, the business unit or subsidiary of Post Holdings, Inc., with which you are employed is transferred to a person unaffiliated with Post Holdings, Inc., wherein such business unit or subsidiary ceases to be a part or affiliate of Post Holdings, Inc., all as determined by the Plan Administrator in its sole discretion.

6.“Change in Control” means:
(a)the acquisition by any person, entity or “group” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (a) 50% or more of the aggregate voting power of the then outstanding shares of Stock, other than acquisitions by Post Holdings, Inc. (“Post”) or any of its subsidiaries or any employee benefit plan of Post (or any trust created to hold or invest in issues thereof) or any entity holding Stock for or pursuant to the terms of any such plan, or (b) all, or substantially all, of the assets of Post or its subsidiaries taken as a whole; or
(b)individuals who shall qualify as Continuing Directors shall have ceased for any reason to constitute at least a majority of the Board of Post.
Notwithstanding the foregoing, a Change in Control shall not include a transaction (commonly known as a “Morris Trust” transaction) pursuant to which a third party acquires one or more businesses of the Company by acquiring all of the common stock of Post while leaving the Company’s remaining businesses in a separate public company, unless the businesses so acquired constitute all or substantially all of the Company’s businesses.
A Change in Control shall be deemed to occur only to the extent the Change in Control meets the foregoing requirements of this Agreement and is a change in control event for purposes of Section 409A of the Code.
A “Continuing Director” for purposes of the foregoing means any member of the Board, as of February 3, 2012 while such person is a member of the Board, and any other director, while such other director is a member of the Board, who is recommended or elected to succeed the Continuing Director by at least two-thirds (2/3) of the Continuing Directors then in office.

“Stock” for purposes of the foregoing means the common stock of Post or such other security entitling the holder to vote at the election of Post’s directors or any other security outstanding upon its reclassification, including, without limitation, any stock split-up, stock dividend or other recapitalization of Post or any merger or consolidation of Post with any of its affiliates.
7.“CIC Involuntary Termination” shall be any involuntary termination of your employment with the Company to which you object orally or in writing or which follows any of the following:
(a)without your express written consent, (i) the assignment of you to any duties materially inconsistent with your positions, duties, responsibilities and status immediately prior to the Change in Control or (ii) a material change in your titles, offices, or reporting responsibilities as in effect immediately prior to the Change in Control; provided, however, (i) and (ii) herein shall not constitute a CIC Involuntary Termination if either situation is in connection with your death or disability;
(b)without your express written consent, a reduction in your annual salary or opportunity for total annual compensation in effect immediately prior to the Change in Control;
(c)without your express written consent, you are required to be based anywhere materially different than your office location immediately preceding the Change in Control, except for required travel on business to an extent substantially consistent with your business travel obligations immediately preceding the occurrence of the Change in Control;
(d)without your express written consent, following the Change in Control (i) failure by the Company or its successor or assigns to provide to you any material benefit or compensation plan, stock ownership plan, stock purchase plan, stock based incentive plan, defined benefit pension plan, defined contribution pension plan, life insurance plan, health and accident plan, or disability plan in which you are participating or entitled to participate at the time of the Change in Control (or plans providing substantially similar benefits) or in which executive officers of the ultimate parent entity acquiring the Company are entitled to participate (whichever are more favorable); or (ii) the taking of any action by the Company that would (1) adversely affect the participation in or materially reduce the benefits under any of such plans either in terms of the amount of benefits provided or the level of your participation relative to other participants; (2) deprive you of any material fringe benefit enjoyed by you at the time of the Change in Control; or (3) cause a failure to provide the number of paid vacation days to which you were then entitled in accordance with Post Holdings, Inc.’s normal vacation policy in effect immediately prior to the Change in Control;

(e)the liquidation, dissolution, consolidation, or merger of the Company or transfer of all or substantially all of its assets, unless a successor or successors (by merger, consolidation, or otherwise) to which all or a significant portion of its assets have been transferred expressly assumes in writing all duties and obligations of the Company as here set forth; or
(f)the failure by the Company or its successor or assigns (whether by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform the applicable terms and provisions of this Plan after a Change in Control.
Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstances set forth above. For purposes of subsections (a)-(f) above, a CIC Involuntary Termination shall not exist unless you shall provide written notice of the existence of the condition to the Company within ninety (90) days of the initial existence of the condition. The Company shall have a period of thirty (30) days after such notice (to the extent curable) during which it may remedy the condition (the “Cure Period”), and, in case of full remedy, such condition shall not be deemed to constitute a basis for CIC Involuntary Termination hereunder.
For purposes of determining a CIC Involuntary Termination in connection with any Business Change, subsections (d) and (e) above shall not apply and shall not constitute a CIC Involuntary Termination or Qualifying Termination in connection with a Business Change.
8.“Code” means the Internal Revenue Code of 1986 and the regulations thereunder, as may be amended from time to time.
9.“Committee” means the Corporate Governance and Compensation Committee of the Board of Directors of Post Holdings, Inc.
10.“Company” or “Employer” means Post Holdings, Inc. or an affiliate or subsidiary thereof.
11.“Discount Rate” means 120% of the applicable Federal rate determined under Section 1274(d) of the Code and the regulations thereunder at the time the relevant payments are made.
12.“Good Reason” shall mean any of the following acts by the Company, without your prior written consent: a) a material diminution in your base compensation; b) a material diminution in your authority, duties or responsibilities; c) any requirement that you be based at any office or location more than 50 miles from the then current office at which you were principally located, provided, however, that any requirement that you be based at the principal executive office of the Company shall not be considered for this purpose regardless of whether such principal executive office is more than 50 miles from the then current office at which you were principally located; or d) the material breach by the Company of any employment agreement between you and the Company. Notwithstanding anything in this definition to the contrary, “Good Reason” will not be deemed to exist unless (i) you notify the Company of the existence of the condition giving rise to such Good Reason within 30 days of the initial existence of such condition, (ii) the Company does not cure such condition within 30 days of such notice, and (iii) you have a voluntary Termination of Employment within 90 days of the initial occurrence of such condition.

13.“Just Cause” is defined in Article III.D.16.
14.“Plan Administrator” is the Committee.
15.“Pro Rata Bonus Payment” means the benefit provided under Article II.A.2(a) and (c) of this Plan.
16.“Qualifying Termination” shall be your CIC Involuntary Termination of employment with the Company except any termination because of your death, voluntary retirement, or your termination for Just Cause. Qualifying Termination shall not include any change in your employment status due to Disability.
Termination for “Just Cause” shall be a termination because of:
(a)your continued failure to devote reasonable time and effort to the performance of your duties (other than any such failure resulting from your incapacity due to physical or mental illness) after written demand therefor has been delivered to you by the Company that specifically identifies how you have not devoted reasonable time and effort to the performance of your duties; or
(b)the willful engaging by you in misconduct which is materially injurious to the Company, monetarily or otherwise; or
(c)your conviction of a felony or a crime involving moral turpitude;
in any case as determined by the Board upon the good faith vote of not less than a majority of the Board, after reasonable notice to you specifying in writing the basis or bases for the proposed termination for Just Cause and after you have been provided an opportunity to be heard before a meeting of the Board held upon reasonable notice to all directors; provided, however, that a termination for Just Cause shall not include a termination attributable to:
1)bad judgment or negligence on your part, other than habitual negligence; or

2)an act or omission believed by you in good faith to have been in or not opposed to the best interests of the Company and reasonably believed by you to be lawful; or
3)the good faith conduct of you in connection with a Change in Control (including your opposition to or support thereof).
“Disability” for purposes of the foregoing shall exist when you suffer a complete and permanent inability to perform any and every material duty of your regular occupation because of injury or sickness. To determine whether you are Disabled, you shall undergo examination by a licensed physician and other experts (including other physicians) as determined by such physician, and you shall cooperate in providing relevant medical records as requested. The Company and you shall jointly select such physician. If they are unable to agree on the selection, each shall designate one physician and the two physicians shall designate a third physician so that a determination of disability may be made by the three physicians. Fees and expenses of the physicians and other experts and costs of examinations of you shall be shared equally by the Company and you. The decision as to your Disability made by such physician or physicians shall be binding on the Company and you.
17.“Severance Benefits” means the benefits provided under Article II.A and II.B of this Plan.
18.“Severance Payment” means the benefit provided under Article II.A.2(a) and (b) of this Plan.
19.“Severance and Release Agreement” is an agreement between you and the Employer that includes, among other things, a waiver of all claims you might have against the Employer, and as applicable:
(a) if Severance Benefits are due and payable under Article II.A,
(i) a waiver of the portion of the severance benefits (“MCA severance benefits”) that may become payable to you under the terms of an MCA, with such portion to be waived being equal to the amount of Severance Benefits due or payable under Article II.A (exempting those payable under Article II.A.5 and 6, if applicable) of this Plan, and/or, as applicable,
(ii) a waiver of the portion of the Severance Benefits under Article II.B of this Plan that may become payable to you pursuant to the terms of Article II.B, with such portion to be waived being equal to the amount of Severance Benefits due or payable under Article II.A (exempting those payable under Article II.A.5 and 6) of this Plan; and/or, as applicable.
(b) if Severance Benefits are due and payable under Article II.B.3,
(i) a waiver of any severance benefits due under an MCA, if applicable, and/or, as applicable,

(ii) a waiver of Severance Benefits that may be available under Article II.A (with the exception of benefits under Article II.A.5 and 6, if applicable).
This agreement is a condition to your receipt of any benefits under this Plan. The terms of the agreement will be determined by the Plan Administrator in its sole discretion. You are advised to obtain legal counsel in considering whether to sign this agreement.
20.“Termination Date” or “Termination of Employment” means your last date of employment with the Company as determined in accordance with a separation from service for purposes of Code Section 409A and set forth in your Severance and Release Agreement.

ARTICLE IV - ADDITIONAL IMPORTANT INFORMATION

A.Claims Procedures When Your Benefits Are Disputed. Claims procedures are as described in the Summary Plan Description for this Plan.
B.Assignment of Benefits. Benefits under this Plan may not be assigned, transferred or pledged by you or anyone claiming through you to a third party, for example, as security for a loan or other debt, except to repay bona fide debts to the Employer.
C.Financing the Plan. The Employer pays the entire cost of the Plan out of its general assets. Benefit payments are made on the authorization of the Plan Administrator or of a delegate appointed by the Plan Administrator.
D.Plan Administration; Withholding; Benefit Earnings. Post Holdings, Inc. has designated the Committee as the Plan Administrator of the Post Holdings, Inc. Executive Severance Plan (the “Plan”). The Plan Administrator is vested with all power and authority necessary or appropriate to administer and interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and has full discretionary authority in this capacity. Any interpretation or determination made pursuant to such discretionary authority shall be upheld on judicial review unless it is show that the interpretation or determination was an abuse of discretion (i.e., arbitrary and capricious). All Severance Benefits and other amounts and benefits hereunder will be subject to deductions for Federal, state and local taxes and all other legally required or otherwise authorized deductions. The Company makes no guarantees or warranties regarding the tax consequences of any payment. The Severance Benefits and any other amounts and benefits hereunder will be in addition to any regular salary earned through your last date of employment and in addition to pay for any earned, but unused vacation which has not been taken, as determined in accordance with normal Employer policies. Severance Benefits and any other amounts and benefits hereunder are not considered “benefit earnings” for purposes of any Company benefit plan, except to the extent required under the terms of any such plan or applicable law.

E.Successors and Assigns. This Plan shall be binding upon the Company and any successor(s) to Post Holdings, Inc., including any persons acquiring directly or indirectly all or substantially all of the business or assets of Post Holdings, Inc. by purchase, merger, consolidation, reorganization, or otherwise. Furthermore, upon the occurrence of a Business Change, this Plan shall be binding upon any successor(s) to a subsidiary or affiliate with respect to the Employees of such subsidiary or affiliate. Any such successor shall thereafter be deemed to be the “Company” for purposes of this Plan, and the term “Company” shall include Post Holdings, Inc. to the extent advantageous to the Employees by providing them with the benefits intended under this Plan. However, outside of the context of an acquisition or Post Holdings, Inc., or a sale of a business unit or subsidiary of Post Holdings, Inc. wherein such business unit or subsidiary ceases to be a part or affiliate of the Post Holdings, Inc., this Plan and the Company’s obligations under this Plan are not otherwise assignable, transferable, or delegable by the Company. By written agreement, the Company shall require any successor described in this Article IV.E expressly to assume and agree to honor this Plan in the same manner and to the same extent the Company would be required to honor this Plan if no such succession had occurred.
F.Plan Amendment and Termination. Post Holdings, Inc. reserves the right in its discretion to terminate the Plan and to amend the Plan in any manner at any time. Any Schedule hereto, including, without limitation, Schedule A, Schedule B, Schedule C, and Schedule D may be amended in any manner at any time, and Post Holdings, Inc. may, in its discretion, add or remove names from any such schedule; provided however, that no names may be so deleted: (a) from Schedule A or Schedule B after a Change in Control has occurred, nor (b) from Schedule A or Schedule C after an applicable Business Change has occurred. Any amendment will not affect the Severance Benefits provided under Article II.A of those who have already been approved for and are receiving payment of benefits, and any amendment will not affect the Severance Benefits provided under Article II.B. once a Change in Control has occurred or, with respect to an Employee employed by an applicable business unit or subsidiary, once a Business Change has occurred. Benefits may otherwise be reduced or eliminated at any time. Upon final termination of the Plan, the Employer will make appropriate arrangements to wind up the affairs of the Plan. Prior practices by any Employer shall not diminish in any way the rights granted to the Company under this section. Oral or other informal communications made by the Employer or the Employer’s representatives shall not give rise to any rights or benefits other than those contained in the Plan described herein and such communications will not diminish the Employer’s rights to amend or terminate the Plan in any manner consistent with this Article IV.F.
G.State of Jurisdiction. This Plan shall be construed, administered and enforced according to the laws of the State of Missouri without regard to its conflict of law rules except to the extent preempted or superseded by applicable Federal laws.

H.Forum Selection. Any claim, lawsuit or other action relating to this Plan shall be subject to the exclusive jurisdiction of the United States District Court, Eastern District of Missouri.
I.No Contract of Employment. Nothing in this Plan creates a vested right to benefits in any employee or any right to be retained in the employ of the Company.
J.Internal Revenue Code Section 409A. The payments and benefits under this Plan are intended to comply with or be exempt from Code Section 409A and the regulations and other guidance thereunder. Notwithstanding anything to the contrary herein, if you are a specified employee as defined in Code Section 409A, any payment hereunder on account of a Termination of Employment may not be made until at least six months after such Termination of Employment, to the extent required to avoid the adverse tax consequences under Code Section 409A. Any such payment otherwise due in such six-month period shall be suspended and become payable at the end of such six-month period. Any installment payment hereunder shall be treated as a separate payment for purposes of Code Section 409A. Notwithstanding anything hereunder to the contrary, any payment which could be made or commence during a period that spans two tax years based on when you execute a Severance and Release Agreement or otherwise shall be made in the later of the two tax years. Notwithstanding anything herein to the contrary, to the extent necessary to avoid the adverse tax consequences under Code Section 409A, the amount of expenses eligible for reimbursement, or in-kind benefits provided, in accordance with the Plan, during a year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other year; the reimbursement of an eligible expense shall be made on or before the last day of the year following the year in which the expense was incurred; and the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
K.No Other Benefits Provided. The Plan provides only those Severance Benefits described in Article II of this Plan and does not entitle any participant to health care or other welfare benefits, including but not limited to COBRA health care continuation coverage, or to bonus payments. With regard to Article II.A.3 and Article II.A.2, any health care continuation coverage shall be provided under and according to the terms of the Employer’s group health plans, and any bonus award shall be provided under and according to the terms of the applicable Company bonus program, as applicable. Eligibility and coverage under any health or welfare benefit are governed by plan documents specific to those benefits.

IN WITNESS WHEREOF, Post Holdings, Inc. has caused this amendment to be executed by its duly authorized officer on this 16th day of November 2021.

POST HOLDINGS, INC.

By:	/s/ Diedre J. Gray
Diedre J. Gray
Executive Vice President, General Counsel and Chief Administrative Officer